EXHIBIT 10






                                                          October 17, 1997



Gerald L. Nelson, President
Bernard V. Buonanno, Jr., Esq.
Chairman, Board of Directors
Old Stone Corporation
957 Warren Avenue
East Providence, R. I.  02914

         Re:  Old Stone Corporation v. United States

Dear Ms. Nelson and Mr. Buonanno:

     This letter (the "Retainer Agreement") will replace in its entirety the October 26, 1992 Retainer Agreement among Old Stone Corporation (the "Corporation"), Old Stone Bank, F.S.B. ("Old Stone Bank") and Arnold & Porter (the "Firm"). This Retainer Agreement shall set forth our mutual understanding as to the basis on which the Firm's fees and related expenses will be charged and paid with respect to legal services in connection with the litigation of certain Winstar-Related Claims described more fully below.

     The Firm will continue to represent the Corporation in connection with its pending claims against the United States for money damages and other relief resulting from the Government's abrogation of certain contracts. The Firm is undertaking to represent the Corporation in asserting its claims in the United States Court of Federal Claims ("Claims Court") and, subject to Section 5 below, through any appeal of an order issued by the Claims Court to the U.S. Court of Appeals for the Federal Circuit and/or the U.S. Supreme Court. Specifically, the Firm will represent the Corporation in connection with all claims asserted by it in the U.S. Claims Court action enumerated 92-647C (Old Stone Corporation, et al. v. U.S.). Melvin C. Garbow and Howard N. Cayne of the Firm will be principally responsible for the representation.

     1. Incentive Fee Arrangement. In order to compensate the Firm for its efforts in litigating the Corporation's claims, the Corporation agrees to pay the Firm a contingent incentive fee as follows:

     A. Fees For Any Litigated Judgment, and For Settlements Exceeding Fifty Million Dollars.

     (i) Incentive Fees. In the event that the Corporation obtains an award, either directly or through Old Stone Bank or through the FDIC as receiver for Old Stone Bank, as the result of a litigated judgment or through a settlement or other consensual resolution of the claims in Old Stone Corporation, et al. v. United States, 92-647C, the Corporation shall pay the Firm: (i) ten percent (10%) of any monies (e.g., damages or restitutionary payments) from one dollar to twenty-five million dollars ($1 - $25,000,000) comprising such award; (ii) fifteen percent (15%) of any monies from twenty-five million to fifty million dollars ($25,000,000 - $50,000,000); (iii) twenty percent (20%) of any monies from fifty to one hundred million dollars ($50,000,000 - $100,000,000); and (iv) twenty-five percent of any monies exceeding one hundred million dollars ($100,000,000).

     (ii) Hourly Fees. In addition to the fees described above, the Corporation shall pay the accrued fees for legal services rendered by the Firm, charged at the Firm's standard hourly rates for such services, on the following terms: (i) for recoveries of one hundred million dollars ($100,000,000) and less, accrued fees shall be capped at one and one-half million dollars ($1,500,000), and the Corporation shall pay a fraction of such capped accrued fees as follows: (a) for recoveries ranging from one dollar to thirty million dollars ($1 - $30,000,000), the Corporation shall pay one-third (1/3) of the capped accrued fees; (b) for recoveries ranging from thirty to sixty million dollars ($30,000,000 - $60,000,000), the Corporation shall pay two-thirds (2/3) of the capped accrued fees; (c) for recoveries ranging from sixty to one hundred million dollars ($60,000,000 - $100,000,000), the Corporation shall pay the capped accrued fees in full. For recoveries of more than one hundred million dollars ($100,000,000), the Corporation shall pay the Firm its actual accrued fees without regard to any cap on such fees.

     B. Special Rules for Settlements of Fifty Million Dollars or Less. Notwithstanding the foregoing, in the event that the Corporation obtains an award, either directly or through Old Stone Bank or through the FDIC as receiver for Old Stone Bank, of fifty million dollars ($50,000,000) or less through a settlement, or other resolution of the claims in Old Stone Corporation, et al.
v. United States, 92-647C not involving the entry of a litigated judgment, the Corporation shall pay the Firm as follows: (i) ten percent (10%) of any monies (e.g., damages or restitutionary payments) from one dollar to twenty million dollars ($1 - $20,000,000) comprising such award; (ii) fifteen percent (15%) of any monies from twenty to forty million dollars ($20,000,000 - $40,000,000); and
(iii) twenty percent (20%) of any monies from forty to fifty million dollars ($40,000,000 - $50,000,000). In addition to such fees, the Corporation shall pay the Firm its actual accrued fees for legal services rendered, calculated at the Firm's standard hourly rates for such services, provided, however, that such fees shall be capped at one and one-half million dollars ($1,500,000).

     C. Statutory Fees. In addition to the fees set forth in Paragraphs A and B, above, the Corporation shall pay the Firm fifty percent (50%) of any attorney fees awarded to it pursuant to the Equal Access to Justice Act, 28 U.S.C.A. ss. 2412.

     D. Fees Are In Addition To Disbursements and Costs. Client is obliged to pay costs, as detailed in Paragraph 6 below, in addition to the incentive, hourly and statutory fees described above. The incentive fee calculation described above will be based on the gross amount of any judgment, settlement or other award, without reduction for costs incurred.

     E. Applicable Percentage. The portion of any judgment, settlement or other consensual resolution payable as the contingent incentive fee shall be referred to herein as the "Applicable Percentage."

     2. Non-Monetary Consideration. In the event that the Corporation resolves its claims against the government in whole or in part for any non-monetary consideration, the Corporation shall compensate the Firm with a cash payment that is equal to the appropriate percentage, as set forth in Section 1, of the fair value of all consideration received in the resolution of the claims. The Corporation and the Firm agree to determine the amount of this payment by good-faith negotiation.

     3. Alternative Remedy. In the event the United States Government shall in the future create a remedy by statute or regulation or otherwise by which the Corporation recovers on the claims the Firm has asserted on its behalf in the Claims Court or elsewhere (or claims similar thereto), all such recoveries shall be treated as if they were payments made to the Corporation in the litigation undertaken by the Firm, and the Corporation shall compensate the Firm as set forth in Section 1, above.

     4. Replacement of Counsel. In the event that the Corporation replaces the Firm as its counsel at any stage in the proceedings, the Corporation shall compensate the Firm either in the amount of the Firm's usual and customary hourly charges for all work performed by the Firm through the date of replacement or, at the Firm's election, on the basis of any eventual recovery by the Corporation (by litigated judgment or a judicial settlement or other consensual resolution of the claims or any alternative remedy as described above). In the event the Firm makes such election, compensation to the Firm shall be at the levels of the incentive fees in Sections 1, 2 and 3, above.

     5. Appeals. As set forth above, the Firm shall undertake to represent the Corporation through any appeal of an order issued by the Claims Court to the U.S. Court of Appeals for the Federal Circuit and/or the U.S. Supreme Court, provided, however, that if the Court of Appeals for the Federal Circuit or the Supreme Court has rendered a decision which in the Firm's professional judgment is so adverse to the Corporation's claims as to make an appeal to either Court by the Corporation inappropriate, the Firm shall not be bound to continue the representation. In any such event, the Firm shall advise the Corporation of its professional judgment and discuss the matter with the Corporation in good faith.

     6. Reimbursement for Expenses. In performing this engagement, the Firm will inevitably make disbursements and incur other internal charges on the
Corporation's behalf and for which the Corporation shall be responsible for payment on a current basis in response to statements sent monthly. These are likely to include such items as travel and transportation expenses (including subsistence expenses while on travel); charges for long distance telephone calls; express delivery and postage charges; duplicating charges; expenses associated with overtime work; and any special computer, data processing, or similar expenses that are beyond the capacity of the Firm's existing system. The Firm will on a monthly basis bill the Corporation at cost for charges paid to third parties. Charges for internal services will be billed at the Firm's usual and customary rates for such services. The Firm has agreed not to include secretarial time charges as internal charges for purposes of this engagement.

     If in the course of the engagement it is necessary for the Firm to arrange for the services of other outside counsel, experts, or consultants, or to incur other major expenses on the Corporation's behalf, the Firm will, with the Corporation's prior consent, arrange to have the charges for such services or items billed directly to the Corporation, unless other arrangements are agreed to between the Corporation and the Firm.

     There is likely to be a need to retain an expert on the issue of the damages sustained by the Corporation as the result of the Government's violation of the Corporation's rights. In the event of the retention of such an expert, the Corporation shall bear responsibility for paying the cost of such an expert on a current basis. This cost shall be billed directly to the Corporation. The Firm will work with the Corporation to identify for the Corporation's retention an appropriate expert and to obtain from the expert a budget for the expert's estimated time charges and expenses. The Firm will also monitor the accrued time and expenses of the expert and report monthly or as appropriate to the Corporation on such expert's performance compared to the estimated budget.

     7. Possible Conflicts. Because of the breadth of the Firm's practice, conflicts may arise between the Firm's clients and the Corporation on issues that are not related to the work that the Firm does for the Corporation. The Firm has agreed that, without the express consent of the Corporation, Arnold & Porter will not represent parties adverse to the Corporation on matters that are substantially related to the work the Firm does for the Corporation. The Corporation and the Firm have agreed, however, that the Firm's representation of the Corporation will not preclude the Firm from counseling or representing (in negotiations, litigation and otherwise) clients that have interests adverse to the Corporation or that take positions adverse to the Corporation in matters that are not substantially related to work the Firm does for the Corporation, and that the Corporation will not seek to use the Firm's representation of it as a basis for disqualifying Arnold & Porter from any such representation. The firm will confer with the Corporation if it in the future recognizes a conflict of interest in its continued representation of the Corporation, and the Firm expects that the Corporation will bring the matter to the Firm's attention promptly if it recognizes any such conflicts. Without prejudging the matter, the Corporation recognizes that under the Rules of Professional Conduct applicable to the Firm, circumstances could arise in which the Firm would be unable to continue to represent it, with or without its consent, as to some or all of the issues in this matter. The Firm will make the decision concerning the nature and extent of any such recusal by the Firm in light of all of the circumstances that exist at the time. In the event that the Firm withdraws from its representation of the Corporation, the Corporation shall compensate the Firm in accordance with the principles established by this Retainer Agreement.

     8. Absolute Assignment to the Firm.

     A. In consideration for the agreements and undertakings made by the Firm in this Retainer Agreement, and the terms and conditions set forth herein, and in exchange for certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation does hereby absolutely and unconditionally assign, transfer, convey and set over unto the Firm the Applicable Percentage (as defined in this Retainer Agreement) of: all of the Corporation's right, title and interest in and to any judgment, settlement or other consensual resolution or alternative remedy received in connection with the Litigation, together with any and all proceeds and right to receive proceeds from the Litigation or any judgment, settlement or other consensual resolution or alternative remedy received in connection with or as a result of the Litigation, and any and all other funds or property of any sort whatsoever, regardless of the source, which may at any time be received by the Corporation or which at any time the Corporation may have a right to receive as a result of the Litigation or any claims or causes of action asserted or which might be or could have been asserted therein, or otherwise in connection with the Litigation, including, without limitation, any and all payments which may be received in full or partial settlement of the Litigation or as a result of any judgment, order, award or decree entered in or in connection with the Litigation (the Applicable Percentage of any and all of the foregoing is hereinafter referred to collectively as the "Assigned Property"); provided, however, that in the event that the Corporation replaces the Firm as its counsel, the Firm shall surrender any portion of this Assigned Property to the extent that such portion of the Assigned Property is unearned and exceeds the Firm's right to a fee under Sections 1, 2, 3 and 4 of this Retainer Agreement.

     B. The foregoing absolute assignment is a present, absolute, and unconditional assignment, conveyance and transfer of the Assigned Property and is not, and shall not be construed to be, a collateral assignment or an assignment to secure any debt or obligation. It is further agreed that, as a result of this absolute assignment, the Firm shall own the Assigned Property, and such Assigned Property shall not be the property of the Corporation. But it is agreed that the Firm may not and will not assert in an action against the United States any of the Firm's interests in the Assigned Property to the extent that such assertion is barred under the Anti-Assignment Act, 31 U.S.C. ss. 3727 and 41 U.S.C ss. 15.

     C. In the event that the Corporation were to become subject to any proceeding under Title 11 of the United States Code, or any successor provision of United States law, or any similar proceeding under state or federal law, or any other insolvency proceeding of any sort whatsoever (any of the foregoing being hereinafter referred to as a "Bankruptcy Proceeding"), the Assigned Property shall not be property of the Corporation's estate, such property having been absolutely and unconditionally assigned, transferred and conveyed to the Firm by this absolute assignment. By way of illustration, and without in any way limiting the foregoing, if the Corporation were to become subject to any proceeding under Title 11 of the United States Code, the Assigned Property would not be "property of the estate" under 11 U.S.C. ss. 541.

     D. If the Corporation shall, at any time, receive any funds or other property which constitute part of, or otherwise on account of, the Assigned Property, the Corporation shall (i) hold such funds or other property in trust for the Firm, (ii) immediately notify the Firm in writing of his receipt of such funds or other property, and (iii) immediately deliver such funds or other property to the Firm, without deduction, offset or counterclaim of any sort whatsoever.

     E. In connection with this absolute assignment, the Corporation agrees to take any and all acts, and to execute, acknowledge and deliver to the Firm any and all other and further documents and instruments, and further assurances, from time to time, as the Firm may request in order better to confirm, memorialize or perfect the assignment, conveyance, and transfer of the Assigned Property to the Firm.

     F. No other document or instrument executed in connection with or pursuant to this Retainer Agreement or otherwise in connection with the Firm's representation of the Corporation shall impair in any way the Firm's rights under this absolute assignment.

     G. In the event of any inconsistency between the terms set forth in this section of the Retainer Agreement and any other provision of this Retainer Agreement or any other provision of any document, instrument or agreement made or entered into by the Corporation pursuant to this Retainer Agreement or otherwise in connection with the Firm's representation of the Corporation, the terms of this section of the Retainer Agreement shall govern and control.

     H. The terms of this section of the Retainer Agreement are subject to, limited by, and shall be construed to be consistent with the provisions of 31 U.S.C. ss. 3727 and 41 U.S.C. ss. 15. Nothing set forth in this section of the Retainer Agreement shall (i) impair the Corporation's standing in the Litigation; notwithstanding this absolute assignment, the Corporation (and not the Firm) shall be a party and have the right to be a party to the Litigation;
(ii) confer upon the Firm any obligation or any right to prosecute the Litigation in its own name; or (iii) require the Firm to take any action in connection with the Litigation other than as may be expressly set forth in this Retainer Agreement.

     I. Nothing in this section of the Retainer Agreement shall impair or otherwise adversely affect any equitable lien, attorney's lien or other lien on or right with respect to any property of the Corporation (including without limitation the Corporation's interest in the Litigation and any proceeds derived therefrom by judgment, settlement or otherwise) to which the Firm may be entitled by contract, at law or in equity; the rights of the Firm under the this section of the Retainer Agreement shall be in addition to, and not in substitution for, any such lien or right.

     J. The terms of this section of the Retainer Agreement shall survive termination of this Retainer Agreement.

     9. Security Interest.

     A. In consideration for the agreements and undertakings made by the Firm in this Retainer Agreement, the Corporation hereby grants to the Firm a first priority lien and attorney's lien on and security interest in and to all of the Corporation's right, title and interest in and to the Litigation and any proceeds derived therefrom by judgment, settlement or other consensual resolution or alternative remedy or otherwise in order to secure any amounts which are or may become due to the Firm under this Retainer Agreement, including without limitation, any and all attorneys' fees and/or litigation costs owed the Firm under this Retainer Agreement. The Corporation hereby grants the Firm to file UCC Financing Statements disclosing the existence of the Firm's above-described assignment, first priority lien, attorney's lien and security interest. The rights of the Firm under this section of the Retainer Agreement shall be in addition to, and not in substitution for, any other rights of the Firm under this Retainer Agreement.

     B. The terms of this section of the Retainer Agreement shall survive termination of this Retainer Agreement.

     10. Bankruptcy of The Corporation.

     A. In the event that the Corporation shall at any time during the term of this Retainer Agreement become subject to any Bankruptcy Proceeding, such Bankruptcy Proceeding shall not in any way alter or affect any of the terms or provisions of this Retainer Agreement, and this Retainer Agreement shall remain in full force and effect, unaltered by such Bankruptcy Proceeding

     B. The Corporation agrees and acknowledges that this Retainer Agreement is not an executory contract which may be rejected pursuant to 11 U.S.C. ss. 365 or otherwise. Notwithstanding the foregoing, the Corporation agrees that, in any Bankruptcy Proceeding to which he may become subject, if any court were to determine that this Retainer Agreement is any executory contract that could be assumed or rejected under 11 U.S.C. ss. 365 or otherwise, the Corporation shall assume this Retainer Agreement immediately upon commencement of such Bankruptcy Case, unless the Firm agrees or directs otherwise in writing.

     C. If the Corporation becomes subject to any Bankruptcy Proceeding during the term of this Retainer Agreement, the Corporation agrees immediately to file any necessary motion or application to retain and employ the Firm upon the terms and conditions set forth in this Retainer Agreement without any alteration or modification, except as may be agreed to by the Firm in writing, in the Firm's sole and absolute discretion. In any Bankruptcy Proceeding of the Corporation, the Corporation agrees that all fees and expenses of the Firm shall be an administrative expense and shall be entitled to administrative priority in such Bankruptcy Proceeding, and the Corporation agrees not to propose or support any plan of reorganization or liquidation, or any other resolution of any such Bankruptcy Proceeding, that does not afford to the Firm all of the rights to which the Firm is entitled under the terms of this Retainer Agreement.

     11. Setoffs. In the event that the United State Government withholds any amount fro the payment of a judgment upon litigation or settlement of the claims presented to the U.S. Court of Federal Claims (a "Withholding" or "Setoff") or asserts a right to a Withholding or Setoff or effectuates a Withholding or Setoff, such Withholding or Setoff shall not affect or impair any of the Firm's rights under this Retainer Agreement. The amount of any Withholding or Setoff shall be deducted only from the Corporation's portion of any payment made to or for the benefit of the Corporation in connection with the Litigation or any judgment entered or settlement reached therein. In the event of a Withholding or Setoff, the Firm shall receive from the Corporation the same amount of legal fees and other payments that it would have received had there been no withholding or setoff. For example, and without in any way limiting the foregoing, the amount of any Withholding or Setoff shall not be used to decrease the amount of recovery used as the basis for the fee calculation set forth in
Section 1.

     12. Continuing Cooperation. The Corporation hereby agrees to use all reasonable efforts in good faith to ensure that the Firm is paid its attorneys fees and litigation costs in accordance with the terms herein. Should that Firm request that it do so, the Corporation agrees to execute an absolute assignment to the Firm of the Applicable Percentage of its right, title and interest in and to the Litigation, and each and every claim, right or cause of action asserted in connection therewith.

     13. Binding Nature. This Retainer Agreement shall be binding upon any successor to, or any assignee of, the Corporation's interests in the litigation referenced herein, including, without limitation, any conservator, trustee or person holding a similar position appointed by a court to act on the Corporation's behalf.

     14. Advice of Counsel. The Corporation represents and warrants to the Firm that it has received independent counsel with respect to the risks and benefits of entering into this Retainer Agreement with the Firm, that such legal advice was rendered by a qualified attorney who is not a partner in or otherwise associated with the Firm, and that the Corporation is fully satisfied with such legal advice.

     15. Choice of Law. This Retainer Agreement shall be governed in accordance with the laws of the District of Columbia without regard to the conflict of law provisions thereof.

                                      * * *

     Please let us know if you have any questions about the terms of the engagement, as described above. During the course of the engagement, please feel free to raise promptly with us any questions you may have about our statements.

     If the terms of this renewed engagement are acceptable to you, we would appreciate it if you would sign and return to us the enclosed copy of this letter evidencing your agreement to these terms.

     Once again, let us say how pleased we are to represent you in this matter.



                                             Sincerely,
                                             Arnold & Porter


                                             By:/s/ Melvin C. Garbow
                                                -------------------------
                                                    Melvin C. Garbow

ACCEPTED AND AGREED TO:

OLD STONE CORPORATION


By:  /s/ Geraldine L. Nelson, President
     -----------------------------------
         Geraldine L. Nelson, President


By:  /S/ Bernard V. Buonanno, Jr., Esq.,
     -----------------------------------
     Bernard V. Buonanno, Jr., Esq.,
     Chairman, Board of Directors